Exhibit 99.8

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004

MANCHESTER, CT – November 2, 2004 — LYDALL, INC. (NYSE: LDL) today announced financial results for the third quarter and nine months ended September 30, 2004.

For the Third Quarter Ended September 30, 2004

For the third quarter ended September 30, 2004, the Company had a net loss of $.9 million, or $.05 per diluted share, compared with net income of $1.1 million, or $.07 per diluted share, for the third quarter of 2003. Net income for the third quarter of 2003 included a loss from discontinued operations of $.8 million, or $.05 per diluted share. The net loss for the third quarter of 2004 included:

1)	pretax charges of $1.4 million for restructuring costs related to the closure of the Columbus operation;

2)	pretax charges of $1.2 million related to Sarbanes-Oxley Section 404 compliance costs;

3)	additional pretax charges totaling $.7 million for legal fees associated with the previously disclosed litigation against a former employee and the investigation of allegations made by this former employee;

4)	operating losses of $.6 million related to the start up of the new St. Nazaire facility in France; and

5)	pretax charges of $.5 million related to a reserve recorded for the remaining balance of the note receivable associated with the sale of certain assets of the fiberboard operation in 2001.

Foreign currency translation had a minimal favorable impact on pretax income for the quarter.

Net sales for the third quarter were $70.3 million compared with $63.8 million for the same period of 2003. Filtration/Separation Segment net sales were up 10 percent, Thermal/Acoustical Segment net sales were up 11 percent, and Other Products

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and Services net sales increased by 8 percent in the third quarter of 2004 compared with the third quarter of last year. In total, excluding the favorable impact of foreign currency translation, net sales for the third quarter of 2004 were approximately 8 percent higher than the comparable quarter of 2003.

Gross margin on net sales was 19.4 percent for the third quarter of 2004 compared with 23.4 percent for the same quarter of 2003. Filtration/Separation Segment gross margin showed improvement, while Thermal/Acoustical Segment gross margin was impacted by restructuring costs and transitional operating costs related to the closure of the Columbus operation and the transfer of production to Lydall’s other automotive facilities. Margins were also impacted by the start-up gross margin performance of the new automotive plant in France and difficulties associated with a record number of new-product introductions at St. Johnsbury. Also, margins of the German operation were impacted by inefficiencies associated with operating around the clock to accommodate a large influx of new business. The closing of the Columbus operation and the transfer of production from Germany to France are scheduled to be substantially completed by the end of 2004.

Selling, product development and administrative expenses were $15.0 million for the quarter compared with $11.8 million for the third quarter of 2003. The majority of the increase in selling, product development and administrative expenses was related to Sarbanes-Oxley Section 404 compliance costs, legal expenses, a net increase in bonus expense of approximately $.8 million, and the reserve recorded for the note receivable previously described.

Net cash provided by operating activities was $3.9 million for the third quarter of 2004 compared with $6.9 million for the third quarter of 2003.

For the Nine Months Ended September 30, 2004

For the nine months ended September 30, 2004, net income was $.7 million, or $.04 per diluted share, compared with $7.3 million, or $.45 per diluted share, for the same period in 2003. Foreign currency translation had a favorable impact of approximately $.5 million on a pretax basis. Net income for the nine months ended September 30, 2003 included a loss from discontinued operations of $.8 million, or $.05 per diluted share. Net income for the nine months ended September 30, 2004 included:

1)	pretax charges of $4.2 million of restructuring costs related to the closure of the Columbus operation;

2)	pretax charges of $2.2 million of Sarbanes-Oxley Section 404 compliance costs;

3)	pretax charges of $1.8 million associated with legal matters previously described; and

4)	operating losses of $2.0 million related to the start up of the new St. Nazaire facility in France.

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Net sales for the nine months ended September 30, 2004 were $216.8 million compared with $208.3 million in 2003. Filtration/Separation Segment net sales were up 8 percent, Thermal/Acoustical Segment net sales were up 3 percent, and Other Products and Services net sales decreased by 2 percent for the nine months ended September 30, 2004 compared with the same period last year. In total, excluding the favorable impact of foreign currency translation, year-to-date net sales were approximately 1 percent higher than the comparable period of 2003.

For the first nine months of 2004, gross margin was 20.5 percent compared with 24.7 percent for the same period of 2003. Although Filtration/Separation Segment gross margin improved considerably, Thermal/Acoustical Segment gross margin was impacted by restructuring costs and transitional operating costs related to the closure of the Columbus operation and the transfer of production to Lydall’s other automotive facilities. Year-to-date margins were also impacted by the start-up gross margin performance of the new automotive plant in France as well as the operating inefficiencies of domestic and German automotive operations discussed above.

Year-to-date selling, product development and administrative expenses were $42.6 million for 2004 compared with $38.0 million in 2003. The majority of the year-to-date increase was related to Sarbanes-Oxley Section 404 compliance costs and higher legal expenses. The comparative impact of these incremental expenses was partially offset by the absence of certain one-time costs incurred in the first half of 2003 and savings realized from the elimination of the Company’s group structure at the end of 2003.

Net cash provided by operating activities was $16.4 million for the nine months ended September 30, 2004 compared with $14.6 million for the same period of 2003.

Lydall’s effective tax rate for the third quarter and nine months ended September 30, 2004 was approximately 41.6 percent and 24.1 percent, respectively, compared with 35.8 percent for the third quarter and nine months ended September 30, 2003. The Company’s effective tax rates for the quarter and year to date were determined based on actual year-to-date results. The Company’s 2003 effective tax rates for the quarter and year to date were based on an estimated full-year tax rate. The changes in the quarter and year-to-date effective tax rates are primarily due to the favorable impact of permanent tax benefits applied to lower year-to-date earnings from domestic operations.

Segment Information

Thermal/Acoustical – Segment net sales of $44.4 million for the quarter and $134.8 million year to date were up 11 percent and 3 percent, respectively, compared with the same periods of 2003. Excluding the favorable foreign currency translation effects, segment net sales increased by approximately 8 percent for the quarter and were essentially flat year to date. Excluding the favorable impact of foreign currency

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translation, automotive sales, which account for the majority of this Segment’s sales, increased by approximately 6 percent for the quarter and decreased by approximately 4 percent for the nine months ended September 30, 2004 compared with the same periods in 2003. European automotive sales increased for the quarter and year to date, while domestic sales, flat for the quarter, declined year to date compared with 2003.

For the third quarter and nine months ended September 30, 2004, the industrial thermal products businesses recorded sales increases of 13 percent and 17 percent, respectively. Stronger sales of passive insulating products, particularly high-temperature insulation used in appliances and cryo-materials used to insulate cryogenic tanks that transport and store liquid gases, contributed to this growth. Sales of the Affinity® product line were also stronger stemming primarily from increased sales to the semiconductor market.

Operating income for the Thermal/Acoustical Segment was $1.4 million for the third quarter of 2004 compared with $4.7 million for the same quarter of 2003. For the nine months ended September 30, 2004, operating income was $6.4 million compared with $17.2 million for 2003. Operating income continued to be impacted by restructuring costs associated with closing the Columbus operation and the short-term inefficiencies resulting from the transfer of production to other plants. Initial operating losses at the new facility in France and the cost of transferring certain production from Germany to France also lowered operating income for the Segment. The German operation has had a large influx of new business in 2004, and the transfer of some of its production to the new plant in France has recently begun to alleviate the pressure at the German plant.

Filtration/Separation – For the quarter, segment net sales were $18.8 million compared with $17.1 million for the third quarter of 2003. Year-to-date segment net sales increased by $4.5 million, or 8 percent, to $61.3 million. Excluding the favorable foreign currency translation effects, segment net sales increased by approximately 7 percent for the quarter and by approximately 5 percent for the year. Air filtration media sales rose in the quarter and year to date, bolstered by Asian clean-room builds.

Operating income of the Filtration/Separation Segment increased by 25 percent to $2.5 million for the third quarter of 2004 compared with $2.0 million for the comparable quarter in 2003. For the nine months ended September 30, 2004, operating income increased 30 percent to $9.7 million compared with $7.5 million for the nine months ended September 30, 2003. Increased air and liquid filtration sales volume have enabled associated manufacturing operations to leverage efficiencies and to improve absorption of fixed overhead costs in 2004. Year-to-date 2003 operating income was impacted by costs to consolidate the Vital Fluids business.

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Other Products and Services – For the quarter, net sales were $7.5 million compared with $7.0 million for the third quarter of 2003. For the nine months ended September 30, 2004, net sales were $22.2 million compared with $22.5 million for the same period in 2003.

Operating income of Other Products and Services for the third quarter was $.7 million compared with $.3 million for the same quarter of 2003. Specialty products as well as trucking improved margins in the quarter. Year to date, operating income was $1.8 million compared with $1.7 million for the same period in 2003.

Comments from David Freeman, President and Chief Executive Officer

David Freeman, President and Chief Executive Officer, commented, “We continue to work on the successful completion of the consolidation of our domestic automotive businesses and the opening of the new automotive facility in France to complement our operations in Meinerzhagen, Germany. The closing of the Columbus operation and transfer of production to our Hamptonville and St. Johnsbury facilities are near completion. The building addition to our Hamptonville operation was completed as scheduled, and production began in the quarter. We celebrated the official opening of our automotive plant in France on September 30 with the traditional cutting of the ribbon by Company officials and local Government dignitaries. The transfer of certain production from Germany to France is well underway. This will alleviate the overcapacity pressure our German plant has been under for sometime. Management anticipates being able to begin operating three shifts versus four in the fourth quarter and, as a result, expects to improve resource allocation, operating efficiencies and margins at the German plant going forward.”

Mr. Freeman continued, “Our Filtration/Separation Segment posted another solid quarter, primarily benefiting from strong air filtration sales to Asia. Also, during the quarter, we were pleased to announce a strategic alliance with Ahlstrom to serve the engine liquid filtration market in North America with a new product offering, Lydall’s LyPore® XL filtration media. Under this arrangement, Ahlstrom is managing sales and marketing, and Lydall is responsible for manufacturing and product development.

“Lydall’s Industrial Thermal business also did well in the quarter and continued to gain share in the appliance market. Strong Asian and domestic demand for cryogenic insulating materials continued in the quarter, and our Affinity® chiller business continued to benefit from increased sales to the semiconductor market.”

Mr. Freeman concluded, “At the beginning of 2004, I set a goal of reducing administrative expenses in favor of increased investment in the drivers of our business, marketing and product development. Year to date, we have increased our funding of marketing and product development by 21 and 18 percent, respectively. And, we have offset some of the extraordinary levels of legal fees and Sarbanes-Oxley Section 404 compliance costs through the elimination of the group structure and other initiatives to reduce overall administrative spending.

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“We are having a challenging year, but we are confident that the actions taken this year will improve profitability going forward.”

Conference Call

Lydall will host a conference call today at 2:00 p.m. EST to discuss its third quarter and nine months ended September 30, 2004 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 406-6465 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section. Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and numerous sales offices in Europe and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2003 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for 47 percent of Lydall’s year-to-date 2004 sales, and significant, unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.

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Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$70,344	$63,825	$216,814	$208,274
Cost of sales	56,662	48,890	172,327	156,825

Gross margin	13,682	14,935	44,487	51,449
Selling, product development and administrative expenses	14,957	11,757	42,628	38,030

Operating (loss) income	(1,275)	3,178	1,859	13,419
Interest expense	207	209	883	748
Other expense (income), net	33	4	58	(20)

(Loss) Income from continuing operations before income taxes	(1,515)	2,965	918	12,691
Income tax (benefit) expense	(630)	1,062	221	4,544

(Loss) income from continuing operations	(885)	1,903	697	8,147
Discontinued operations:
Loss on disposal of discontinued segments, net of tax	—	(819)	—	(819)

Loss from discontinued operations		(819)	—	(819)

Net (Loss) Income	$(885)	$1,084	$697	$7,328

Basic (loss) earnings per common share:
Continuing operations	$(0.06)	$0.12	$0.04	$0.51
Discontinued operations	—	(0.05)	—	(0.05)

Net (loss) income	$(0.06)	$0.07	$0.04	$0.46

Diluted (loss) earnings per common share:
Continuing operations	$(0.05)	$0.12	$0.04	$0.50
Discontinued operations	—	(0.05)	—	(0.05)

Net (loss) income	$(0.05)	$0.07	$0.04	$0.45

Weighted average common shares outstanding	16,044	16,104	16,094	16,088
Weighted average common shares and equivalents outstanding	16,113	16,283	16,177	16,172

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Sales

Thermal/Acoustical	$44,446	$40,097	$134,803	$130,446
Filtration/Separation	18,818	17,144	61,254	56,741
Other Products and Services	7,524	6,975	22,166	22,511
Reconciling Items	(444)	(391)	(1,409)	(1,424)

Consolidated Totals	$70,344	$63,825	$216,814	$208,274

Operating Income

Thermal/Acoustical	$1,412	$4,729	$6,403	$17,183
Filtration/Separation	2,518	2,012	9,692	7,450
Other Products and Services	655	307	1,802	1,713
Reconciling Items	(5,860)	(3,870)	(16,038)	(12,927)

Consolidated Totals	$(1,275)	$3,178	$1,859	$13,419

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Financial Position

In thousands except ratio data

	September 30, 2004	December 31, 2003
	(Unaudited)
Cash and cash equivalents	$2,112	$3,008
Working capital	$54,750	$55,116
Total debt	$35,797	$25,977
Stockholders’ equity	$142,094	$143,596
Total capitalization	$177,891	$169,573
Current ratio	2.11	2.45
Total debt to total capitalization	0.20	0.15

Certain December 31, 2003 Balance Sheet amounts have been adjusted to reflect the restatement of account balances, which resulted from the Company’s change in accounting method for operations that were previously using the last-in, first-out (LIFO) method to value inventory to the first-in, first-out (FIFO) method. This change had no impact on the results of operations or cash flows for the quarters ended September 30, 2004 and 2003, respectively.

Cash Flows

In thousands

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net cash provided by operating activities	$3,865	$6,932	$16,416	$14,638
Net cash used for investing activities	$(5,961)	$(4,811)	$(18,990)	$(12,710)
Net cash provided by (used for) financing activities	$1,093	$(2,939)	$1,908	$(2,806)
Depreciation and amortization	$4,132	$3,222	$12,437	$9,717
Capital expenditures	$5,961	$4,811	$21,506	$12,837

Common Stock Data

Quarter Ended September 30,

	2004	2003
High	$10.73	$12.72
Low	$9.06	$10.31
Close	$9.30	$12.01

1,628,900 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange during the third quarter of 2004.

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